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                                                                  EXHIBIT (c)(4)

                                  [letterhead]

                                                                November 6, 1995

Fremont Group, Inc.
50 Fremont Street, Suite 3700
San Francisco, CA 94105

Attention:  Mr. Gregory P. Spivy
            Principal

    In connection with your consideration of a possible transaction with Kerr Group, Inc. and/or its subsidiaries or affiliates (collectively, with such subsidiaries or affiliates, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being finished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

    The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation hereof, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

    You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written

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consent and (ii) any of such information may be disclosed to your
Representatives who execute a copy of this Agreement and deliver it to Lehman Brothers and who need to know such information for the sole purpose of evaluating a possible transaction with the Company. In any event, you shall be responsible for any breach of this letter agreement by any of your officers, directors and employees and you agree, at your sole expense, to take all reasonable measures to restrain your officers, directors and employees from prohibited or unauthorized disclosure or use of the Evaluation Material.

    In addition, you agree that, without the prior written consent of the Company except as required by law, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the stratus thereof), unless in the opinion or your counsel such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, with any other person regarding a possible transaction involving a purchase of the Company's stock or a significant portion of its assets. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

    You further agree that, without the prior consent of Lehman Brothers, all communications regarding the proposed transaction, requests for additional information, and discussions or questions regarding procedures, will be submitted or directed only to Lehman Brothers and not to the Company or any of its affiliates or any of their respective directors, officers or employees.

    In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of your counsel, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you cooperate with the Company to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal, but you shall not be required to incur significant cost or expense to do so.

    If you decide that you do not with to proceed with a transaction with the Company, you will promptly inform the Company of that decision at the Company's request. At any time upon the written request of

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the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto (except for one (1) achival copy). In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed or retained at your election. Notwithstanding the return, retention or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

    You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation Lehman Brothers Inc.) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation Lehman Brothers Inc.) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

    In consideration of the Evaluation Material being furnished to you, you hereby agree that, without the prior written consent of the Board of Directors of the Company, for a period of two years from the date hereof, neither you nor any of your affiliates to whom you have disclosed the Evaluation Material as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) will:

    (a) acting alone or as part of a group, acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company;

    (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules under the Exchange Act) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

    (c) make any public announcement with respect to any transaction or proposed or contemplated transaction between the Company or any of its security holders and you or any of your affiliates, including, without limitation, any tender or exchange offer, merger or other business combinations or acquisition of a material portion of the assets of the Company;

    (d) disclose any intention, plan or arrangement regarding any of the matters referred to in clauses (a), (b) or (c); or

    (e) solicit for employment any current officer or management level employee of the Company with whom you first had contact during your investigation of the Company, but his prohibition shall not apply to general solicitation in the ordinary course of your business.

The above (a) through (d) shall not apply to ordinary brokerage or trading transactions by a securities dealer or a transaction entered into on your behalf by a third party without your specific consent (e.g. by investment advisors with investment discretion).

    You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received material, non-public

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information concerning certain matters which are the subject of this letter agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

    You agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. Without limiting the generality of the foregoing, you further agree that (i) the Company shall be free to conduct the process for a possible transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other person and entering into a definitive agreement without prior notice to you or any other person); (ii) any of the procedures, if any, relating to a possible transaction may be changed at any time without notice to you or any other person; (iii) the Company shall have the right to reject or accept any potential proposal, offer or participant therein, for any reason whatsoever, in its sole discretion; and
(iv) neither you nor any of your Representatives shall have any claim whatsoever against the Company or its Representatives arising out of or relating to a possible transaction (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof).

    The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the transactions contemplated by this letter agreement.

    It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

    It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. You further agree to waive, any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, the non-prevailing party shall be liable and pay to the prevailing party the reasonable legal fees incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

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    This letter agreement shall be governed by and construed in accordance with the laws of the State of New York and shall automatically expire two (2) years after the date hereof.

    All modifications of, waivers of and amendments to this letter agreement must be in writing and signed on behalf of you and the Company.

    Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                  Very truly yours,



                                  /S/ (illegible)
                                  ------------------------------------------
                                  Lehman Brothers Inc.
                                  as financial advisor to, and on behalf of,
                                  Kerr Group, Inc.

Accepted and agreed as modified herein as of
the date first written above:
FREMONT GROUP, INC.
By: /S/Gregory P. Spivy
    -------------------
Name:  Gregory P. Spivy
Title: Principal